Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Golden Telecom, Inc. [NASDAQ: GLDN]. The Offer (as defined below) is made solely by the Offer to Purchase dated January 18, 2008, and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares (as defined below). The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Merger Sub (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Merger Sub.

Notice of Offer to Purchase for Cash

Any and All Outstanding Shares of Common Stock

of

GOLDEN TELECOM, INC.

at

$105.00 Net Per Share

by

LILLIAN ACQUISITION, INC.,

a wholly owned Subsidiary of

VIMPELCOM FINANCE B.V.

Lillian Acquisition, Inc., a Delaware corporation (“Merger Sub”), and a wholly owned subsidiary of VimpelCom Finance B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Parent”), is offering to purchase, at a price of $105.00 net per share in cash without interest (and less any amounts required to be deducted and withheld under any applicable law), any and all outstanding shares of common stock, par value $.01 per share (the “Shares”), of Golden Telecom, Inc., a Delaware corporation (the “Company”), on the terms and subject to the conditions specified in the Offer to Purchase, dated January 18, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the “Offer” described herein).

Stockholders of record whose Shares are registered in their own names and who tender their Shares directly to Citibank, N.A., which is acting as depositary in connection with the offer (“the Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares in connection with the Offer. Stockholders of the Company who hold their Shares through brokers, dealers, banks, trust companies or other nominees must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares. Merger Sub is offering to acquire the Shares in the Offer as a first step to Parent acquiring all of the outstanding Shares. Following the purchase of the Shares in the Offer, Merger Sub and the Company intend to complete the Merger (as defined below) to enable Parent to acquire all of the outstanding Shares that are not tendered to and accepted for payment by Merger Sub in the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 15, 2008, UNLESS THE OFFER IS EXTENDED BY LILLIAN ACQUISITION, INC. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

The Offer is subject to, among other things, the condition that there shall have been validly tendered and not validly withdrawn before the Offer expires a number of Shares which, when added to any shares of the Company’s common stock already owned by Parent and its subsidiaries, represents at least 63.3% of the total number of outstanding Shares on the Expiration Date (as defined below) of the Offer (the “Minimum Condition”). The Offer is also subject to certain other terms and conditions. There is no financing condition to the Offer. See the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 21, 2007 (the “Merger Agreement”), among Parent, Merger Sub and the Company, pursuant to which, after the Offer is consummated and subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) with the Company as the surviving corporation. As a result of the Offer and the Merger, the Company will cease to be a publicly traded company and will become a subsidiary of Parent. At the effective time of the Merger, each outstanding Share (except for Shares owned by the Company or any of its subsidiaries or Parent or Merger Sub immediately prior to the effective time of the Merger or any Shares held by a holder who was entitled to and validly demanded appraisal rights in accordance with Section 262 of the DGCL) will be cancelled and converted into the right to receive $105 in cash without interest (and less any amounts required to be deducted and withheld under any applicable law).

The board of directors of the Company, upon the unanimous recommendation of its special committee of independent directors, has determined that the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and its stockholders unaffiliated with Parent, approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the

Offer and the Merger, and recommends that the Company’s stockholders accept the Offer, tender their shares of the Company’s common stock into the Offer, and if a vote is required under Delaware law, vote to approve and adopt the Merger and the Merger Agreement.

THE SPECIAL COMMITTEE AND THE BOARD OF GOLDEN TELECOM, INC.

EACH UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SHARES OF

COMMON STOCK ACCEPT THE OFFER AND TENDER THEIR SHARES OF

COMMON STOCK INTO THE OFFER.

Subject to the terms and conditions of the Offer and the Merger Agreement, and the satisfaction or waiver by Merger Sub of the conditions to the Offer as of the Expiration Date, Merger Sub will accept for payment and pay for, Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date in accordance with Rule 14d-11 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Merger Sub gives written notice to the Depositary, as agent for the tendering stockholders, of Merger Sub’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses as set forth in the Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the Depositary (including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth in the Offer to Purchase on or prior to the Expiration Date.

Under no circumstance will interest be paid on the offer price, regardless of any extension of or amendment to the Offer or any delay in making payment.

For purposes of the Offer and as used herein and in the Offer to Purchase, the term “Expiration Date” means 12:00 midnight, New York City time, on February 15, 2008, unless Merger Sub shall have extended the period during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Merger Sub, shall expire. Merger Sub will extend the Offer and the expiration date of the Offer on one or more occasions for periods of up to 20 business days, as Merger Sub will determine, (x) if, at any scheduled expiration date, any of the conditions to the Offer have not been satisfied or waived by Merger Sub, or (y) unless otherwise agreed with the Company, even if all of the conditions to the Offer have been satisfied or waived, if the “Financing Documentation Deadline” (as defined below) has not occurred; provided that if all of the conditions to the Offer have been satisfied or waived by Merger Sub for at least (10) business days other than the Minimum Condition, then Merger Sub will not be required to extend the Offer or the Expiration Date beyond May 19, 2008. In no event will Merger Sub be required to extend the Offer or the Expiration Date beyond June 21, 2008, or in certain circumstances July 7, 2008. The “Financing Documentation Deadline” is February 28, 2008, unless in the reasonable judgment of Open Joint Stock Company “Vimpel-Communications” (“VimpelCom”) after taking advice from external legal counsel, based upon the book value of VimpelCom’s assets as of December 31, 2007 determined in accordance with Russian accounting standards, the approval of the shareholders of VimpelCom is required under applicable Russian law to approve VimpelCom entering into a definitive loan agreement for the purpose of funding the Offer, the Merger and other transactions contemplated by the Merger Agreement, in which case the “Financing Documentation Deadline” will be April 10, 2008.

If Merger Sub extends the Offer, Merger Sub will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such Shares. Shares of the Company’s common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described in “The Tender Offer—Section 4. Withdrawal Rights” of the Offer to Purchase at any time prior to the Expiration Date and, unless Merger Sub has at such time accepted your Shares for payment, you can withdraw them at any time after March 18, 2008.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares of the Company’s Common Stock,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company (“DTC”) to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in “The Tender Offer—Section 3. Procedures for Tendering Shares of the Company’s Common Stock” of the Offer to Purchase at any time prior to the Expiration Date or during a subsequent offering period, if one is provided. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Sub in its sole discretion, whose determination will be final and binding. None of Merger Sub, the Depositary, the Information Agent for the Offer or any other person will be under a duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Merger Sub may, in its sole discretion, elect to provide a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of any Shares that are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date, during which holders of Shares that were not previously tendered in the Offer may tender such Shares to Merger Sub in exchange for the offer price on the same terms that applied to the Offer. The subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. Merger Sub will accept for payment, and pay for, any Shares that are validly tendered during a subsequent offering period. Holders of Shares that are validly tendered during a subsequent offering period, if provided, will not have the right to withdraw such tendered Shares. Merger Sub reserves its right to provide a subsequent offering period, but has not currently determined whether it will provide a subsequent offering period.

The Company has provided Merger Sub with the Company’s stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal (and other materials related to the Offer) will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list, or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The sale of Shares in the Offer and the conversion of Shares into the right to receive cash in the Merger will be taxable to a U.S. holder for U.S. federal income tax purposes. A holder that receives cash in the Offer or the Merger and that does not own, actually or constructively, VimpelCom shares (which includes for this purpose, American Depositary Receipts representing shares of VimpelCom) at the time of the Offer or the Merger, as the case may be, will generally recognize a gain or loss for U.S. federal income tax purposes in an amount equal to the difference, between the amount of cash received and adjusted tax basis in Shares surrendered. Any gain realized on the receipt of cash in the Offer or the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless they have certain connections to the United States. Holders of both VimpelCom shares and shares of the Company’s common stock at the time of the Offer or the Merger, as relevant, may be subject to special rules regarding the characterization of cash received in the Offer or the Merger. These rules are discussed in more detail in “The Tender Offer—Section 5. Certain United States Federal Income Tax Considerations” of the Offer to Purchase.

Each holder of Shares should consult its own tax advisor regarding the tax consequences of the Offer and the Merger, including such holder’s status as a U.S. holder or a non-U.S. holder, as well as any tax consequences that may arise under the laws of any state, local, foreign or other non-United States taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

Merger Sub has expressly reserved the right to waive any of the conditions to the Offer and make any other changes in the terms and conditions of the Offer, provided that, without the prior written consent of the Company, Merger Sub shall not: (i) decrease the offer price or change the form of consideration payable in the Offer; (ii) decrease the number of Shares sought to be purchased in the Offer; (iii) amend the number of Shares required to satisfy the Minimum Condition; (iv) impose additional conditions on the Offer; or (v) amend any other term of the Offer in any manner adverse in any material respect to the holders of Shares.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 and by Rule 13e-3(e)(1) of the General Rules and Regulations under the Exchange Act, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and related Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other materials related to the Offer may be directed to the Information Agent, as set forth below, or to their broker, dealer, bank, trust company or other nominees, and copies will be furnished promptly at Merger Sub’s expense. No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares (other than the Information Agent as described in the Offer to Purchase).

The Information Agent for the Offer is:

D.F. King & Co., Inc.

Banks and Brokers Call Collect at: (212) 269-5550

All Others Call Toll-Free at: (800) 431-9633

January 18, 2008

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